Exhibit 10.1

FIRST AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO DEED OF OFFICE LEASE AGREEMENT (this “Amendment”) is made as of May 29, 2015 (“Effective Date”) by and between MARSHALL PROPERTY LLC, a Delaware limited liability company (“Landlord”), and ALARM.COM INCORPORATED, a Delaware corporation (“Tenant”).

RECITALS

R-1    Pursuant to that certain Deed of Office Lease Agreement dated August 8, 2014 (the “Lease”), Landlord is currently leasing to Tenant and Tenant is currently leasing from Landlord an “agreed upon” eighty-two thousand seven hundred fifty-eight (82,758) square feet of veritable area, comprised of(a) twelve thousand two hundred seventy-nine (12,279) veritable square feet on the first (1') floor (the “First Floor Space”), and (b) twenty-three thousand four hundred ninety-three (23,493) rentable square feet on each of the ninth (9th), tenth (l0th) , and eleventh (11th) floors (collectively, the “Premises”) of the building located at 8281 Greensboro Drive, Tysons, Virginia 22102 (the “Building”), as more particularly described in the Lease.

R-2    Landlord and Tenant desire to amend the Lease to provide for the extension of the period by which Tenant must request payment of the Allowance (as defined in the Lease) upon the terms and conditions set forth in this Amendment.

R-3    Except as otherwise defined herein, all terms and phrases used in this Amendment that are defined in the Lease shall have the same meaning as set forth in the Lease. In the event of any conflict between the Lease and this Amendment, the terms of this Amendment shall control.

COVENANTS

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Allowance. Provided that the applicable governmental authority has issued Tenant the construction permits for construction of the Initial Alterations (as defined in the Lease) and Tenant has in fact commenced construction thereof prior to August 1, 2015 (the “Commencement Deadline Conditions”), then the outside date for Tenant’s request for payment of the Allowance as set forth in Paragraph A.3 of Exhibit C of the Lease (the “Sunset Period”) shall be extended to March 31, 2016. Notwithstanding the foregoing, in the event Tenant fails to satisfy the Commencement Deadline Conditions, then the Sunset Period shall not be extended as aforesaid.

2.Ratification. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and continue in full force and effect.

3.    Authority. Tenant and each of the persons executing this Amendment on behalf of Tenant hereby covenants and warrants that Tenant is a duly organized, authorized and existing corporation and is in good standing under the laws of the Commonwealth of Virginia, that Tenant has full right and authority to enter into this Amendment, and that the person signing on behalf of Tenant is authorized to do so on behalf of Tenant.

4.    Counterparts/Binding Effect. This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment. This Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed under seal as of the date first above written.

LANDLORD:

MARSHALL PROPERTY LLC, a Delaware
limited liability company

By:    /s/ Jeffrey L. Kovach
Name:    Jeffrey L. Kovach
Title:    Managing Director
Date: June 8, 2015

TENANT:

ALARM.COM INCORPORATED, a Delaware
corporation

By:     /s/ Daniel Ramos
Name:     Daniel Ramos
Title:    SVP

Date: May 29, 2015